Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into effective as of May 18, 2015 (the “Effective Date”) by and between Armstrong Energy, Inc., a Delaware corporation with offices at 7733 Forsyth Boulevard, Suite 1625, Saint Louis, Missouri 63105 (the “Company”), and Martin D. Wilson of 12 Babler Lane, Saint Louis, Missouri 63124 (the “Executive”). Armstrong and the Executive are sometimes referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement, dated October 1, 2011 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to reflect the current position, responsibilities and Salary of the Executive under the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties hereto agree as follows:

1.	Section 1 of the Agreement is hereby amended and replaced in its entirety with the following:

1.     EMPLOYMENT; POSITION AND RESPONSIBILITIES.

The Company agrees to employ the Executive as its President and Chief Executive Officer, and the Executive agrees to continue to be employed by the Company in such capacity, subject to the terms and conditions set forth in this Agreement. The Executive shall during the continuance of his employment:

(a)
serve the Company to the best of his ability in the capacity of President and Chief Executive Officer or in such other capacity or capacities, consistent with the Executive’s level of experience and expertise as may be specified from time to time by the Board of Directors in its sole discretion;

(b)	faithfully and diligently perform such duties and exercise such powers consistent with such office, subject to the direction and supervision of the Board of Directors;

(c)
if and so long as the Board of Directors so directs, perform and exercise the said duties and powers on behalf of any Affiliated Company and act as a director or other officer of any Affiliated Company; and

(d) unless prevented by sickness, injury or otherwise agreed by the Board of Directors, devote the necessary time and attention and abilities during his hours of work (which shall be normal business hours and such reasonable additional hours as may be necessary for the proper performance of his duties) to the performance of his duties under this Agreement.

2.	Section 2.1 of the Agreement is hereby amended and replaced in its entirety with the following:

2.     COMPENSATION.

2.1
Salary and Bonus. The Company shall pay to the Executive during his employment a salary at the rate of $450,000 per year (the “Salary”), prorated for any partial period of employment, and, at the Executive’s option, either the use of an automobile appropriate for his position or an automobile allowance in conformity with Employer’s existing policy at the time, either of which may be discontinued at any time at the sole discretion of the Board of Directors. The Salary shall be payable in equal semi-monthly installments in arrears or as otherwise determined by the Company on a company-wide basis. During the term of his employment as defined herein, the Executive shall also be entitled to be considered for an annual bonus based upon the achievement of performance criteria established by the Company and to be awarded such bonus as determined by the Company’s Board of Directors in its sole discretion, and the target amount will not be less than 100% of the Executive’s then annual Salary (the “Bonus”). The Salary and Bonus shall be reviewed from time to time and the rates thereof may be increased by the Company. Unless otherwise specifically provided for in this Agreement, the Executive must be employed by the Company or an affiliate on the date the Bonus or other discretionary payment is made to be entitled to receive the Bonus or other discretionary payment. Any Bonus or other discretionary payments due under this Agreement shall be paid to the Executive at the time specified by the Board of Directors at the time any such Bonus or other discretionary payment is awarded, but in no event later than two and a half months after the end of the taxable year in which any substantial risk of forfeiture with respect to such Bonus or other payment lapses.

3.	All other terms and conditions of the Agreement that are not hereby amended are to remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by an authorized representative of the Company and by the Executive as of the date first above written.

ARMSTRONG ENERGY, INC.            EXECUTIVE

/s/ J. Hord Armstrong, III         /s/ Martin D. Wilson
J. Hord Armstrong, III                    Martin D. Wilson
Executive Chairman